Exhibit 15.1

The Stockholders and Board of Directors of Atlantic Union Bankshares Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-220398, Form S-3 No. 333-156946, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839 and Form S-8 No. 333-228455) of Atlantic Union Bankshares Corporation of our report dated August 4, 2020 relating to the unaudited consolidated interim financial statements of Atlantic Union Bankshares Corporation that are included in its Form 10-Q for the quarter ended June 30, 2020.

/s/ Ernst & Young LLP

Richmond, Virginia

August 4, 2020